Exhibit 99.1

Meridian3 Industrials Acquisition Corp Announces the Separate Trading of its Class A Ordinary Shares
and Warrants Commencing August 24, 2026

August 21, 2026 – Meridian3 Industrials Acquisition Corp (the “Company”) announced that commencing August 24, 2026, holders of the units sold in the Company’s initial public offering of 20,125,000 units (which includes 2,625,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option), with a total gross proceeds of $201,250,000, may elect to separately trade the Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “MIACU,” and the Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “MIAC” and “MIACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

About Meridian3 Industrials Acquisition Corp

Meridian3 Industrials Acquisition Corp is a newly organized special purpose acquisition company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The Company intends to concentrate on industries that complement its management team’s background by focusing on a target business operating within the broader industrial technology sector, specifically focusing on Industry 4.0, smart manufacturing, next-generation mobility, or related sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds and the search for businesses or entities with which to undertake a business combination. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Meridian3 Industrials Acquisition Corp

Jeffrey H. Foster

1330 Avenue of the Americas, Suite 23A

New York, NY 10019

Tel: (212) 653-0982

jf@meridian3spac.com